EXHIBIT 99.1

Transcript of zulily, inc.’s webcast and telephonic discussion on February 24, 2014, regarding zulily inc.’s announcement, by press release issued the same day, of its financial results for the fourth quarter and the fiscal year ended December 29, 2013

PARTICIPANTS

Corporate Participants

Nancy Shipp – Investor Relations Contact, zulily, inc.

Darrell Cavens – President, Chief Executive Officer & Director, zulily, inc.

Marc D. Stolzman – Chief Financial Officer, zulily, inc.

Mark C. Vadon – Chairman, zulily, inc.

Other Participants

Debra R. Schwartz – Analyst, Goldman Sachs & Co.

Mark R. Miller – Analyst, William Blair & Co. LLC

Mark S. Mahaney – Analyst, RBC Capital Markets LLC

Mark A. May – Analyst, Citigroup Global Markets Inc. (Broker)

Justin Post – Analyst, Merrill Lynch, Pierce, Fenner & Smith, Inc.

Shawn C. Milne – Analyst, Janney Montgomery Scott LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon, ladies and gentlemen. My name is Jeremy, and I will be your host operator on this call. Your line will be placed on a listen-only mode. At the end of the presentation, management will be available for questions. [Operator Instructions]

At this time, I would like to introduce Nancy Shipp, Investor Relations at zulily.

Nancy Shipp, Investor Relations Contact, zulily, inc.

Good afternoon. And thank you for joining us on our conference today to review our fourth quarter and full year 2013 financial results. With me today are Darrell Cavens, Chief Executive Officer; Marc Stolzman, Chief Financial Officer; and Mark Vadon, Chairman. Each will be available for Q&A following today’s prepared remarks.

Before we begin, I would like to remind you that we will make forward-looking statements during this call regarding the future events and financial performance, including our guidance for Q1 2014 and full fiscal year 2014. These statements are only predictions based on assumptions that are believed to be reasonable at the time they are made and are subject to significant risks and uncertainties. You should not rely on these forward-looking statements as representing our views in the future, and except as required by law, we undertake no obligation to publicly update or revise these statements.

Our actual results may differ materially and adversely from any forward-looking statements discussed on this call. For a discussion of factors that could affect our future performance, results and business, please refer to our disclosure in today’s earnings release, our prospectus from our IPO, our annual report on Form 10-K, which we expect to file in the near future, and other reports we have on file from time to time with the SEC.

Also, please note that during the course of this conference call, we may discuss certain non-GAAP financial measures as we review the company’s performance. Please refer to our Investor Relations section of our website to obtain a copy of our earnings release, which contains descriptions of our non-GAAP financial measures and reconciliations of non-GAAP measures to the nearest comparable GAAP measures. This call is being recorded and a live webcast for our investors on our Investor Relations website and a replay of this call will be available there as well.

Now, I’d like to turn the call over to Darrell, our CEO.

Darrell Cavens, President, Chief Executive Officer & Director

Thanks, Nancy. Good afternoon and welcome to zulily’s Fourth Quarter and Full Year 2013 Earnings Conference Call. I’ll start with a brief overview of our results for the quarter. And then, since this is our first call as a public company, I thought it’d be helpful to everyone if I spend a few minutes talking about our history and business model. I will then finish with some highlights from 2013 and some thoughts on our focus for 2014 before I pass the call on to Marc Stolzman, our CFO, to cover our Q4 numbers in more detail, and give an outlook for the coming year.

Q4 2013 was a strong quarter for us. We ended the quarter with 3.2 million active customers, up 21% from the third quarter, and up 101% from Q4 2012. Net sales for the fourth quarter grew by 100% from a year ago and revenue for the full year grew by 110% from the full year 2012.

Adjusted EBITDA for Q4 was $17.8 million or 6.9% of revenue, up from $4.7 million in the prior year. We’re excited about our Q4 results and I want to thank the entire zulily team for their hard work during the year to make this happen.

We launched zulily a little more than four years ago, in January 2010, with the goal of building an enduring brand that could revolutionize the way moms shop. On the first morning, we launched in 2010, we sent emails to our members, offering them products from three vendors of children’s apparel and accessories, with limited quantities that were only available for three days. That first day, we took in $1,800 worth of orders. That seemed like a good start at the time. And from there, the business has proceeded to grow at a rapid pace. We kept adding e-mail subscribers and increasing our assortment of merchandise. We kept hiring more employees and building more infrastructure to answer the demand.

But along the way, we always stayed true to some basic tenets that were with us on that first day. We wanted to offer unique products that were hard to discover elsewhere. We wanted to price them well so customers felt they were getting great value. And we wanted the entire experience to be simple and entertaining. We wanted to create an experience that we were proud of and that was so good our members would come back every single day to see what was new and exciting.

If you flash forward to today, our model is still very similar, just much larger. We still launch new products on our website every morning at 9 AM East Coast time in limited quantities and available for a limited time. But we now launch over 4,500 new products every morning from dozens of brands and we send out e-mails and push notifications to millions and millions of people. In four years, we’ve become a destination for people to come to every day to find items that are special and unique.

Kids’ apparel and accessories, which is where we started, is still a very important part of our business. But as we grew, we found that our customers wanted more from us. So, we built a significant women’s apparel category and we have a thriving category – we have thriving categories in home, kitchen, toys and a host of others.

We find our customers are not coming to us to purchase products from a single category, but they come to find new and interesting products. And they end up purchasing across departments as they discover new things. Our model has worked well for customers, but it’s also worked very well for our suppliers. To us, taking care of our vendors is as important as taking care of our customers. We have an incredible team of merchants that work with these vendors to ensure we launch a unique offering every day.

For small emerging vendors that have great products but limited distribution, we’re able to bring their products to a vast and highly relevant audience. We’re able to work with our vendors to celebrate their products with great photography and tell their unique stories to our audience. We work hard every day to be our vendors’ most valued partner. Our goal is to invest to help our vendors scale and pursue their dreams of creating meaningful businesses that our customers can be passionate about. To date, we’ve worked with thousands of vendors and we add more every day.

I believe our success is grounded on our daily obsession to do great things for both customers and vendors. We’re focused on every detail every day, engaging our customers with great site and unique shopping experience. That, coupled with our incredible products selection and unbeatable value, keeps our customers coming back. Today, over 80% of our North American orders come from repeat customers. Similarly, the vast majority of our vendors repeat with us. We focus on telling their stories to customers in a compelling way and we create fantastic volume for them. And we do it efficiently and quickly. It’s a win-win partnership.

As I look back on 2013, there are many significant highlights. We obviously had great financial success, but there’s so much more to our business. In 2013, we more than doubled our revenue from 2012 and we did so while posting our first full year of positive net income. We achieved this growth while hitting some important milestones, including: we rapidly expanded our passionate customer base by over 100%. We scaled out one of the largest and best teams in retail merchandising and now have over 300 merchants. That team successfully expanded our offering in the women’s apparel and home categories. During this year, this focus on great merchandising and category expansion has led to non-kids’ categories making up the majority of our business.

We added a large amount of capacity to our fulfillment centers in Ohio and Nevada by enhancing our custom technology solutions and innovating on the unique processes that make our business so special. We also aggressively added to our technology team. This enabled us to invest in projects across the business and grow at a tremendous rate. We invested in the areas of personalization, allowing for us to expand our daily assortment while keeping the website and offering relevant for our customers.

We invested in improving our site experience as well, creative execution in our mobile experience. We ended the year with 45% of our North American Q4 orders generated through a mobile device, up substantially from 31% in Q4 2012. And across the business, we added world-class talent to all our functional groups.

As I look forward to 2014, there’s a tremendous amount of work to be done to keep up with the growth of our business. Our number one priority is to maintain our obsession on providing an amazing customer experience every day. Our success comes from having great products priced well with a shopping experience that our customers love. We need to always remember that this is why our customers keep coming back, and we need to continually invest to scale and keep improving on that core value proposition.

In 2014, on the merchandising front, we will continue our product expansion by finding new and entertaining products that our customers love. Children’s apparel will always be a high priority for us, but we will keep investing to push aggressively beyond the kids categories. Women’s apparel was a phenomenal growth business for us in 2013 and we’ll continue to innovate and grow this product category in 2014.

In the coming year, I see an incredible opportunity to expand our offering in the home category. To-date, we’ve built a sizable home category, but this happened because our customers have led us there and without a tremendous amount of focus from our team.

In operations, we’ll bring online a new fulfillment center in Nevada during 2014. This facility will be roughly double the size of our existing Nevada facility, increasing capacity to over 700,000 square feet, which for a perspective is over 16 acres under a single roof.

As you’ll hear from Marc in our CapEx guidance for 2014, we plan to invest in significant automation in our fulfillment facilities to continue to add capacity and technology that will help us keep delivering more value to our customers. We will continue to aggressively invest in technology to scale the business. I expect us to more than double our technology team in 2014. This investment will allow us to keep innovating and delivering an inspiring experience to our customers and our suppliers.

Across the business, we’ll also keep hiring aggressively. Since launching zulily, we’ve been in a continuous sprint to keep up with the demand from our customers. Our intent in 2014 is to really invest to capture the opportunity we see in front of us.

Our success to date has come from having an amazing team that believes we can change the way people shop. I’d like to thank the entire zulily team and our vendor partners for their hard work in 2013 and for their passion for this business and our customers.

And with that, I’ll turn the call over to Marc to review the numbers in more detail.

Marc D. Stolzman, Chief Financial Officer

Thanks, Darrell. It’s great to be here today on our first earnings call following our IPO in mid-November. As Darrell mentioned, we are excited to report great results in the fourth quarter with revenue growth that exceeded 100% and a significant increase in profitability versus the same quarter last year.

Now, let me turn to the details of our financial performance in the fourth quarter. Net sales totaled $257.0 million, representing an increase of 100.1% versus the fourth quarter of 2012. Gross profit was $68.4 million compared to $34.6 million in the fourth quarter of 2012. Gross profit as a percentage of net sales was 26.6% compared to 26.9% last year. Marketing for the fourth quarter 2013 totaled $17.0 million compared to $11.1 million for the fourth quarter of 2012. As a percentage of net sales, marketing was 6.6% compared to 8.6% for the fourth quarter of 2012. Our active customers, which we define as customers who have made at least one purchase in the previous 12 months, rose to 3.2 million at the end of Q4 2013, compared to 1.6 million at the end of Q4 2012, an increase of 101%.

Selling, general and administrative expenses for the fourth quarter 2013 were $38.5 million compared to $20.3 million for the fourth quarter of 2012. Selling, general and administrative expenses include stock-based compensation expense of $2.9 million for the fourth quarter in 2013, and $0.5 million in the fourth quarter of 2012. Excluding the impact of stock-based compensation expense, SG&A decreased to 13.9% of net sales compared to 15.5% for the fourth quarter of 2012.

Operating income for the fourth quarter 2013 totaled $12.9 million compared to $3.2 million in the fourth quarter last year, an increase of $9.7 million. Taxes for the fourth quarter 2013 totaled $0.4 million. While we remain in a cumulative net loss position, our profit in the fourth quarter of 2013 triggered AMT that is anticipated to be deducted against future taxes as long as we are able to continue to increase our profits and reach cumulative net income.

Net income totaled $12.8 million for the fourth quarter 2013. Fourth quarter diluted net income per share was $0.05 compared to a net loss per share of $0.71 in the fourth quarter of 2012. The non-GAAP diluted earnings per share for the fourth quarter of 2013 was $0.10 compared to $0.03 for the fourth quarter of 2012. The non-GAAP diluted earnings per share calculation normalizes the treatment of the convertible preferred shares to an as-converted basis in order to show the quarter in a more consistent way with the way the preferred shares will affect our going-forward earnings per share post the IPO.

Non-GAAP adjusted EBITDA for the fourth quarter of 2013 was $17.8 million compared to $4.7 million for the fourth quarter last year, an increase of $13.1 million. Cash flow generated by operations totaled $43.9 million in the fourth quarter and $73.1 million over the trailing 12 months.

We continue to generate cash from operations significantly in excess of our operating income which is consistent with the fundamental design of our business model. We typically purchase inventory after our customers have ordered, which yields negative working capital and superior cash flow generation when combined with top line sales growth.

We ended the fourth quarter with cash, cash equivalents and short-term investments of $308.1 million compared to $105.0 million in the prior year, representing an increase of $203.1 million. The year-over-year increase was driven by $147.5 million of net proceeds received from our IPO in November 2013 combined with the $53.5 million of positive free cash flow for the year.

Our inventory balance at the end of the fourth quarter equaled $13.0 million compared to $7.6 million at the end of the fourth quarter last year, an increase of 71% on a year-on-year net sales growth for the fourth quarter 2013 of 100%. We maintained a low level of inventory as a result of our innovative business model, which further contributes to the favorable working capital dynamics.

Now, turning to our guidance. For the first quarter of 2014, we expect net sales to be between $225 million and $235 million. Net loss is expected to be between $5 million and $1 million. And non-GAAP adjusted EBITDA is expected to be between $1 million and $5 million. For the full year, we expect fiscal year 2014 net sales to be between $1.1 billion and $1.15 billion. Net income before tax is expected to be between $15 million and $25 million. Non-GAAP adjusted EBITDA is expected to be between $45 million and $55 million. Additionally, capital expenditures are expected to be between $45 million and $55 million for fiscal 2014 and will be primarily for our fulfillment centers to support our growth as we scale.

Now, let me turn the call back over to Darrell to wrap up before we take your questions.

Darrell Cavens, President, Chief Executive Officer & Director

Thanks, Marc. Clearly, this has been a great year for the company. We look at the opportunity for zulily from a very long-term perspective. So, while we want to take a moment to reflect on the fourth quarter and for that matter, the entire year, our focus remains on the road ahead. Delivering a magical experience to our customers and staying true to our core is key to our success in the coming years.

I’ll now turn the call over to the operator and we’ll be happy to take your questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And your first question comes from the line of Deb Schwartz from Goldman Sachs. Your line is open.

<Q – Deb Schwartz – Goldman Sachs & Co.>: Great. Thanks and congrats on the quarter. Two questions. First, can you give us a sense of your mix of national versus local events I guess both on a sales and volume basis as of Q4? And how much is changing as you gained scale and customers, and similarly as you move into other categories like women’s apparel and home?

<A – Darrell Cavens – zulily, inc.>: Sure. Thanks, Deb. So, as we look at our vendor mix, it remains very consistent as we look at – kind of out there discovering new up and coming brands every day is really the heart of our business. We certainly try to supplement that with big brands over time that our customers can get excited about. But the heart and soul of the business very much remains the core of our business.

<Q – Deb Schwartz – Goldman Sachs & Co.>: Great. Thanks. I was just going to ask one follow-up.

<A – Darrell Cavens – zulily, inc.>: Sure.

<Q – Deb Schwartz – Goldman Sachs & Co.>: Curious also on shipping incentives, it seems like throughout the quarter, you’ve been experimenting a little bit with shipping incentives. Curious how you’re thinking about free shipping as we head into this year.

<A – Darrell Cavens – zulily, inc.>: I think we remain focused on kind of value for the customer in any way we can provide it. And I think as we look at incentives for shipping, it’s not kind of our core focus. I think our focus is very much on value, on product pricing every day, and we continue to test and try a lot of different programs. But I don’t think there’s anything material as we look forward in kind of changing the way we think about shipping.

<Q – Deb Schwartz – Goldman Sachs & Co.>: Great. Thank you.

Operator: Your next question comes from the line of Mark Miller from William Blair. Your line is open.

<Q – Mark Miller – William Blair & Co. LLC>: Hi. Good afternoon. Incredible results. A question about competition. So your competitors are able to see the boutique sellers on your site every day. To what extent do you think they’re approaching them to sell on their sites and their flash sales events? And do you think your [indiscernible] could dilute the uniqueness of the offering?

<A – Darrell Cavens – zulily, inc.>: So as we look at our offering, first and foremost, is kind of where our focus is. And I think as you look at the customer base that we have, we think it’s pretty unique and that our customers are coming to us first every day to discover that. But certainly, no doubt that anybody can look at our site and see what we’re selling. But we hear from our vendors is that we’re a phenomenal partner for them, in many cases, are significant part of their business. And they keep coming back to us. So I think the customers are coming back to us. And you can see that in the numbers. And so, I think this is not an easy thing to replicate. And our focus is there. And I think, yeah, that’s...

<A – Marc Stolzman – zulily, inc.>: I think just adding to that, I think we have by far the largest audience in this demographic. And then, if you look at any of the traffic data out there, just the level of engagement we get from our audience is significant compared to anybody else. And so, I think if you’re a small vendor out there trying to get distribution, trying to reach an audience, we’re your first call. So – and I think that will continue to be the case. If we have the audience, we’re going to get the product. If we have a product, we’re going to get the audience. The whole system is kind of a reinforcing marketplace.

<Q – Mark Miller – William Blair & Co. LLC>: Yeah. It’s clearly working. If I can ask another question about free cash flow.

<A – Darrell Cavens – zulily, inc.>: Sure.

<Q – Mark Miller – William Blair & Co. LLC>: What are the priorities for reinvestment here? I mean it’s a good problem to have that you’re going to build up looks like considerable cash. So, what are your current thoughts on international expansion, additional technology, fulfillment, investments maybe beyond what’s being talked about here today? Thanks.

<A – Darrell Cavens – zulily, inc.>: Sure. As you look at our kind of investments going forward, it remains kind of very focused in the core. Yeah, as I mentioned on the script, a big focus in the technology area to make sure that we can keep improving that customer experience and driving that kind of daily engagement every day. At the same time, you saw that we just leased a new location in Nevada to build out our fulfillment capacity. We’ll continue to make significant investments in the fulfillment center to make sure that we are able to service the customer demand that’s coming.

And then along that lines, we’re also continuing our investment in mobile to make sure that that kind of daily engagement and that daily habit from the customers can be just improved over and over again. So, I think our focus remains on the core. I think as you look at international, I look at that as kind of great long-term opportunity for us. Obviously, as the U.S. business continues to scale at the rate it is, our primary focus remains there. But I remain excited about the possibility for the international over the long term.

<Q – Mark Miller – William Blair & Co. LLC>: Thanks. If I could just sneak in one more, you’ve been running some TV spots.

<A – Darrell Cavens – zulily, inc.>: Sure.

<Q – Mark Miller – William Blair & Co. LLC>: And just – you’ve had nice leverage on marketing. I mean, it’s early days. It seems like the focus is on growth rather than trying to maximize margins here. But what kind of response are you getting to this newest round of TV ads and what kind of marketing expenditures do you see in the annual EBITDA margins that you’re looking at? Thank you.

<A – Darrell Cavens – zulily, inc.>: Yes. If you look at our marketing spend, it’s very distributed across a lot of different channels. And so, while TV is there, it is alongside many other channels and programs we’re going after. We’re very disciplined in our marketing spending. And you can see that in the numbers that we really try to make sure that we’ve got direct payback on every dollar that we invest. And so, what I’d say is I think we’ll continue to see great returns on those dollars invested there. And as we continue to see more opportunities to deploy dollars and get that return, I think you’ll see us overall remain aggressive with that marketing investment.

On the second part of your question, I may have Marc Stolzman take that.

<A – Marc Stolzman – zulily, inc.>: Yeah, so coming off of this current year, where we had just over 8% marketing, I expect the level to be similar as we look at the upcoming year. We see, as Darrell said, great opportunity to continue to invest behind marketing. The objective is to not overly leverage and gain too much scale in near term, so focus the funds on investing in the growth. So, I think you’ll see a similar cadence from us.

<Q – Mark Miller – William Blair & Co. LLC>: That’s great. Thanks.

Operator: Your next question comes from the line of Mark Mahaney from RBC.

<Q – Mark Mahaney – RBC Capital Markets LLC>: Great. Thanks. Three questions, please. Did you say what percentage of your transactions or revenue came from mobile devices? Secondly, Marc, could you talk about just as you talked about margins – I’m sorry, marketing spend in 2014, how we should think about gross margins in 2014 versus 2013?

And then finally, Darrell, you made a comment about consumers kind of leading zulily to – away from – or beyond the initial core segments towards home products. Could you provide any examples, more recent examples of products where you found that to be the case where you’ve seen consumer demand build up and show you kind of a path towards the segment that you weren’t in before? Thanks a lot.

<A – Darrell Cavens – zulily, inc.>: Sure. I’ll take the first and the third question. I’ll let Marc jump in on the second one there. As a percent of revenue in mobile for Q4 was 45%. So I think we continue to see great growth in mobile engagement over time. I think you should look at kind of customers pulling us in the new opportunities, I think the best example I can point you at is kitchen. We had a set of buyers that had a passion for that space and experience in that space and discovered some product, put it up there, and our customers got kind of very, very passionate about us.

And I think that’s the great thing about this business is that with our three-day events, we can put things up there and test and try a lot. And I think we just continue to see that that kind of daily engagement of the customers coming to us and the passion from them is – as we put up great products, we price it well, we tell a story about the vendor that they’re willing to look at a diversity of products and diversity of offering. And so, I just continue to see a lot more opportunity to provide a unique experience every day.

And with that, I’ll let Marc take your second question.

<A – Marc Stolzman – zulily, inc.>: Yeah. So, on gross margin and actually very consistent with what we discussed during the IPO, we anticipate gross margins will stay relatively flat year-on-year as we look to invest in value. I think the – for 2014, the more unique component of that is the front half of the year will face more of the headwind in our operations, as we have really invested in scaling the organization, hiring and staffing the fulfillments and make sure that we’re meeting our scale.

As we move across the year, I expect that headwind to become more neutral and then become a tailwind as we exit the year. A lot of that has to deal with building into the facility changeover in Reno and some of the capital and technology that’s being deployed that will help gain efficiencies in that side of the business. So, I think overall the year will look relatively flat. First half and particularly Q1 will have some headwinds. And then, I think you’ll see it stabilize and begin to get improvement in the fourth quarter.

<Q – Mark Mahaney – RBC Capital Markets LLC>: Thanks, Marc. Thanks, Darrell.

Operator: Your next question comes from the line of Mark May from Citi. Your line is open.

<Q – Mark May – Citigroup Global Markets Inc. (Broker)>: Thanks for taking my questions. One has to do with just as you’re diversifying into other categories, wondering how that influences some of the metrics that we look at. An example being with home, where the products may be larger, may weigh more, does it in any way impact your shipping cost and ultimately your gross margins for that product? What about the CapEx implications there? Do you tend to do more drop ship in that category versus some of the apparel and toys and accessories categories? I just would love to get a sense of how some of these newer emerging growth categories impact those aspects of your business. And then, would love to get an update, if there is one, in terms of progress you’ve made in shortening from order to delivery time, so I guess in particular, the vendor to zulily ship times.

<A – Mark Vadon – zulily, inc.>: Sure. This is Mark Vadon. I’ll just take the first one and then pass the shipping one on. But on the metrics, as we go into new categories, and – just for perspective, that’s something that’s been going on since very early. I think our customers – I think it’s interesting, they don’t really define us – I think a lot of people who are new to the story kind of defines us as we are some kind of kids’ brand or moms’ brand, and there’s a big element of that.

But I think our customers don’t see us that way. They see us as a place to find great things. And as we’ve put up different things over time, they just go really horizontal and buy a lot of things. And so, that’s not anything new. It’s been – and you can even see that in the S-1s as they were updated over time. You see that gradual progression into just a much wider variety of products. We don’t really see it having much or any impact on gross margin. So far, we haven’t seen that at all.

I think the most interesting aspect of it, it obviously gives us some much larger addressable market. And part of that comes from the marketing side. As there’s more and more products, there’s more opportunities to market this. There’s more customers to go after. There’s more opportunities to go out to the same customer because you can even hit them on various different kind of purchase occasions that are relevant to them. So, we see it as a great area. Our marketing team just loves it because it kind of opens up the field of what they can do.

The other area in the metrics you may – you may see it a little bit is just in revenue per user, right? We’re growing the active file so rapidly that I think in the short term that may be a headwind on revenue per user because we’ll go after customers that maybe aren’t as active as – or purchase as frequently as those in our core. So, it may be a headwind on that. But I think what we’ve seen over time, as we bring in users and as we learn them more, we personalize experience more, they buy more from us. And I think you’ll see that same trend, that kind of the user cohort level. So, I think it’s – really it’s all good things for the business.

And then, shipping?

<A – Darrell Cavens – zulily, inc.>: Sure. On the shipping front, I’d say we continue to focus on that and make sure that we’re delivering both that value, but they were also kind of improving our order to ship time. I think if you look at 2013 fiscal year, we ended at 11.5 days, down from 12.8 in 2012. So, making good progress there and I think you’ll see us continue to focus there.

Again, I come back to if not being the primary reason customers are choosing us but we know that as we drive that down, that it’s a way to drive kind of more engagement with the customer. But I don’t think it’s going to – I’d say there’s no big change in our approach to bring inventory in or change our model in any way, shape or form. We continue to think that as long as we can drive great new products every day that the consumers are willing to trade off value for time a little bit. But you’ll see us drive that down and I think we’ve got more opportunity there as we look forward.

Operator: And your next question comes from the line of Justin Post from Bank of America Merrill Lynch. Your line is open.

<Q – Justin Post – Merrill Lynch, Pierce, Fenner & Smith, Inc.>: Thank you. I thought it was very interesting in your prepared remarks you highlighted a new type of shopping that zulily is enabling and I know you’ve already covered a lot of the positive features that zulily offers its customers. But maybe you could talk a little bit about the competitive landscape and why zulily has kind of continued to be very successful while other companies may have struggled to scale? And then I have a couple other questions. Thanks.

<A – Darrell Cavens – zulily, inc.>: Sure. I think at the end of the day, it very much comes down to our obsession about the daily offering every day. I think if you spend time on the site each day, what you’ll see is incredible photography, incredible brands, and great, great pricing. And it’s the combination of those things, and it’s the kind of daily execution that makes it work so well. It’s interesting because it’s one of the questions I so often get asked. And I think people are looking for an answer that is – we’ll, here’s this – we’ve invented the thingamajigger in the closet. And that solves our problems.

But at the end of the day, I think our success really comes from the hundred little things we do today well and the hundred little things tomorrow and the hundred little things the next day. And it’s the sum of those parts together that add up to just a better experience, better product, better pricing. And that’s why the customers are coming back. And I think it’s easy to look at a competitive set and say, oh, they’re in the same model. But our daily execution is just so strong. And the team obsesses about those details. That’s really been I think what’s driven the success to-date.

<Q – Justin Post – Merrill Lynch, Pierce, Fenner & Smith, Inc.>: Okay. And then when you look at the brand pipeline and the number of new vendors you can bring on in 2014, obviously, your guidance speaks a lot about that. But maybe you could comment on that. And then lastly, I know industry practice doesn’t really disclose churn on customers, but as you add the additional categories, is that affecting customer churn? Thanks.

<A – Darrell Cavens – zulily, inc.>: Sure. So, as you look at the brand partners, I think you can look back at the history of the business and candidly look at the site every day and see what’s going on that there still continues to be tremendous amount of vendors that we haven’t worked with, where we’ve got a team of merchants that are out travelling to trade shows and working the phones, talking to new vendors every day, and working with our existing vendors to find and discover new product. And so, I don’t see any slowdown in our kind of focus there. And I think we’ve got a lot more brands and a lot more product opportunity to go.

On the customer churn side, I just say, I mean, our customers remain incredibly engaged with us. And you can see it in the active customer growth that the customers are coming back and buying from us again and again and again.

<A – Mark Vadon – zulily, inc.>: This is Mark Vadon again. On the vendor question, a huge part of it is when you’ve got the thousands and thousands of vendors we have, there’s enough new products they’re coming up with where you can feel the entire business, and everything can feel brand new to every customer every single day. So we definitely are going out looking for more and going wider and wider. But a big part of the focus is, how do you work with the existing vendor base, help them understand the business, and grow their business. There is an article the other day on us in the Seattle Times, where I think they interviewed a little tiny company called Jelly the Pug.

It’s a tiny clothing brand and I hadn’t realized the extent to which they’ve grown. But they were quoted in there as saying when they started with us three years ago, they had five employees, and they have, I think now, 250 or 300 employees, right. And a ton of that is coming from working with us getting volume, getting information from us, and then investing it back in the business and growing and growing. And I think that’s one of the hugely exciting things for us as entrepreneurs at building this. It’s like we’re providing also an opportunity for a lot of great small businesses, a platform for them to scale and build awesome businesses.

<Q – Justin Post – Merrill Lynch, Pierce, Fenner & Smith, Inc.>: Great. Thanks, Mark. And maybe last one, just a view of your outlook for taxes over the next couple of years. Any thoughts on how we should think of about modeling that? Thanks.

<A – Marc Stolzman – zulily, inc.>: Yes. So, with regard to taxes, I think we would anticipate an effective tax rate approximately 35%. I think as we look to grow our international business, there certainly are some other pieces there that will influence it. We’re exiting this year with an NOL on our U.S. of about $9 million. So, if – based on the guidance that we’re talking about here, it’s our belief that we will get through that NOL and then be in a tax position. And that’s actually why in our guidance, I really stay focused on the pre-tax figure, just because of the timing and how that will float into tax paying this upcoming year will cause a little bit of noise.

<Q – Justin Post – Merrill Lynch, Pierce, Fenner & Smith, Inc.>: Thanks. Appreciate it.

Operator: And we do have time for a further question. [Operator Instructions] Your next question comes from the line of Shawn Milne from Janney Capital Markets. Your line is open.

<Q – Shawn Milne – Janney Montgomery Scott LLC>: Thank you and thanks for taking my questions. I wanted to go back to the marketing efficiency. I mean, pretty remarkable, I mean, your business was up about $130 million in revenue and just under $6 million in incremental marketing spend. Can you help us around what some of the – what channels were most productive, and I don’t know, if you can maybe give out some mobile app downloads update and then what you saw from that channel? And I had one follow-up.

<A – Darrell Cavens – zulily, inc.>: Sure. I think as you look at our channels, we don’t disclose the kind of difference between each one and what we’re seeing across channels. But what I can say is we saw great efficiency across all our channels. We continued to see kind of strong diversity across the channels there.

Similarly on mobile, our customers are coming to us across multiple channels, they’re coming to us from desktop, from mobile phone, from iPad and we’re seeing just great engagement happening on the mobile side. I don’t have any more stats other than saying we’re at 45% of sales in Q4 coming from mobile. But I think a big piece of this is when you think about our marketing model, right, we’re spending – the money we spend in Q4 of 2013, we do that, we acquire a number of e-mail addresses and then we go on to market to those people every single day for years and years and years and years and years. And so, I think what you find is that there’s growth in the business.

If you go back to the S-1 and look at the cohort analysis we did there, you’ll see when we bring in e-mail addresses, we monetize them better as time goes on. And so, the business has good growth even before we spend marketing dollars to acquire new members. So I think as you look at it as – if you look at marketing as a percentage of revenue, it naturally just keeps falling just because the old cohorts keep spending more money.

<Q – Shawn Milne – Janney Montgomery Scott LLC>: And are we going to get that cohort update in the 10-K or is that the last time we’re going to see it?

<A – Darrell Cavens – zulily, inc.>: Our intent isn’t to update that in any way. I would just say we didn’t – you look at the growth in Q4 and underneath it, the cohorts behave incredibly well. We saw that same trend continue. But we will not formally update that in any way going forward. We felt like – we felt we were putting that out there so people could understand the power of what we are doing. But competitively, I think that’s the last time we’re going to release that data.

<Q – Shawn Milne – Janney Montgomery Scott LLC>: Okay. It sounds good and...

<A – Darrell Cavens – zulily, inc.>: But as I was saying, that mobile is 45% of transactions on mobile in Q4. I realize I was saying revenue, but it’s 45% of transactions in Q4.

<Q – Shawn Milne – Janney Montgomery Scott LLC>: Right. And just as a follow-up to that, can you give us a sense for average order trends year-over-year?

<A – Darrell Cavens – zulily, inc.>: The numbers overall have been very consistent over time. We haven’t seen any materially changes – material changes in average order value. I think average order value as I look up here, in Q4, was $56.23. So, just very, very, very consistent to where it’s been.

<A – Marc Stolzman – zulily, inc.>: Yeah. And I would add one piece to that which is the revenue per active customer in addition to that AOV was $81 in the fourth quarter compared – similar to the same figure in the previous Q4. So, our AOV is doing great. The trend on revenue per active is also remaining strong.

<Q – Shawn Milne – Janney Montgomery Scott LLC>: That’s helpful. Thanks. And last question, there was already a few questions about shipping times and delivery. You talked about having more automation in the new facility in Nevada, I just wonder, is that an area where you can shrink a couple of days out of that duration? Or is it really more structure on how you’re working with smaller vendors that’s going to keep up your typical order-to-ship times in that sort of above 10-day range?

<A – Darrell Cavens – zulily, inc.>: So, as you look at that investment we’re making in both facilities, in Ohio and in Nevada, the vast [part] of that investment is focused on capacity, making sure that we can handle the volume well and keep that order-to-ship time improving. I think as you look at kind of the ship time, again, we continue to think there’s opportunity to bring that down. But I think it will be – the investment in automation is primarily capacity. And I think our focus on improving that order-to-ship time primarily comes from working with our vendors to get product inbound to us faster.

Once we get it into our facility, we’re able to move it through very, very rapidly through that network. And so, we’re putting a lot of time and effort into improving our interactions and looking for ways that we can help our vendors work with us to bring that time down.

<Q – Shawn Milne – Janney Montgomery Scott LLC>: Great. Thank you very much.

Operator: And thank you for joining us today, ladies and gentlemen. This concludes today’s conference call. You may now disconnect.